UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. 3)

Filed by the Registrant ☐

Filed by a Party other than the Registrant  ☑

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

WESTIN HOTELS LIMITED PARTNERSHIP

(Name of Registrant as Specified In Its Charter)

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

WHLP ACQUISITION LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: Units of Limited Partnership Interest

(2)	Aggregate number of securities to which transaction applies: 135,600

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $700

(4)	Proposed maximum aggregate value of transaction: $94,920,000*

(5)	Total fee paid: $7,679.03**

☐	Fee previously paid.

*	Estimated for purposes of calculating the amount of filing fee only. Transaction value was derived by multiplying 135,600 (the number of units of limited partnership interest of registrant outstanding as of November 15, 2003 according to the Schedule 14D-9 filed by the registrant with the Securities and Exchange Commission on November 18, 2003) by $700 (the purchase price per unit offered to be purchased).

**	Of such amount, $6,856.28 has been previously paid. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities and Exchange Act of 1934, as amended, and Fee Advisory #11 for Fiscal Year 2003 issued by the Securities and Exchange Commission on February 21, 2003, equals 0.008090% of the transaction valuation.

☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid: $7,679.03

(2)	Form, Schedule or Registration Statement No.: Schedule TO-T

(3) Filing Parties:	Starwood Hotels & Resorts Worldwide, Inc. WHLP Acquisition LLC

(4)	Date Filed: November 4, 2003

FOR IMMEDIATE RELEASE

Starwood Increases Tender Offer Purchase Price for Westin Michigan Avenue Hotel
to $700 per Unit and Extends Offer until January 23, 2004

WHITE PLAINS, N.Y. – (BUSINESS WIRE) – December 22, 2003 – Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) today announced that it has increased its offer price to purchase all of the limited partnership units of Westin Hotels Limited Partnership (the “Partnership”), the owner of the Michigan Avenue Hotel, to $700 per unit, less the amount of any cash distributions made or declared with respect to the units on or after December 22, 2003. This is an increase of $75 per unit from Starwood’s earlier offer.

With this increased offer, Starwood extended the period of time during which the offer and related consent solicitation will remain open until 5:00 p.m., Eastern time, Friday, January 23, 2004, unless further extended.

As of 5:00 p.m., Eastern time, December 19, 2003, a total of approximately 25,521 units (representing approximately 18.82% of the 135,600 outstanding units) had been validly tendered and not withdrawn.

In a letter mailed to the Partnership’s unitholders today announcing the increased $700 offer price and extended expiration date, Starwood announced that this may be the last opportunity for unitholders to receive such a substantial premium for their units. Starwood believes that its amended offer – the only offer for the units – is a compelling economic opportunity for all unitholders.

In the letter, Starwood urged unitholders to carefully consider the terms of its enhanced offer and keep in mind the following:

•	Starwood’s offer represents at least a $150 premium over other recent offers for the units and a substantial premium over the prices at which units have changed hands in other recently reported transactions. Starwood’s offer would provide all unitholders with short-term liquidity at this substantial premium.

•	If unitholders do not tender their units in Starwood’s offer and consent to the related proposals, they may not have another opportunity to receive such a substantial premium for their units. The offer is conditioned on more than 50% of the unitholders tendering their units and delivering their consents to Starwood. Accordingly, if this 50% threshold is not exceeded, unitholders will not be able to sell their units to Starwood under this offer. If another party makes a higher offer for the units after unitholders have tendered them to Starwood, unitholders can withdraw them before

1111 WESTCHESTER AVENUE, WHITE PLAINS, NEW YORK, 10604-3500	T 914.640.1800	F 914.640.8250

December 22, 2003

Starwood’s offer is consummated and accept the higher offer.

In the letter, Starwood advised unitholders to seriously consider tendering their units and delivering their consents to Starwood after consulting with their financial and tax advisors and considering the information set forth in the Offer to Purchase and Solicitation Statement, which was mailed to them on November 4, 2003 and is available on the SEC’s website.

Starwood’s Offer Is an Attractive Option for Unitholders

In the letter to unitholders, Starwood expressed its belief that unitholders should find its offer very attractive for a number of reasons, including the following:

•	The offer provides unitholders with a prompt way to receive cash for all of their units;

•	The market for the units is limited. Because the units are thinly traded, if unitholders do not tender their units in Starwood’s offer they may not otherwise be able to sell them at an attractive price;

•	Starwood’s offer price of $700 per unit represents a 27.3% premium over the two recent offers by Kalmia Investors LLC and a 33.3% premium over the offer by Windy City Investments LLC in July 2003. In addition, the offer price represents a 71.6% premium over the weighted average price in transactions reported to the Partnership over the twelve months ended March 31, 2003, which Starwood believes may be a more accurate reflection of the trading range for units absent competing offers;

•	Houlihan Lokey Howard & Zukin Financial Advisors, Inc., the Partnership’s financial advisor, found that the Windy City offer of $525 per unit, which did not include a change of control premium for the Partnership, was fair to unitholders. Starwood’s offer represents premiums of 54.2%, 39.0% and 26.6% over the low, middle and high points, respectively, of the range of unit values that Houlihan Lokey determined in analyzing the Windy City offer. Starwood believes that the premiums of its initial and enhanced offers over those values as well as over the Windy City and other recent offers are substantial enough to include a control premium; and

•	Starwood believes that it is unlikely that a superior offer for the units will emerge in the near future:

•	As the Partnership noted in a recent SEC filing, the fact that the Partnership is essentially up for sale is well known in the real estate investment community. Sophisticated investors know they can submit a bid for either the units or the Michigan Avenue Hotel itself, yet no offer superior to Starwood’s offers has been made;

•	Although the Partnership’s financial results have generally improved during the past

December 22, 2003

year, those results have been uneven. The Partnership’s financial results for November 2003 showed a significant decline from November 2002 and the Partnership itself has stated in a recent SEC filing that the recovery in the hotel real estate market may not be sustained;

•	Despite statements by Windy City and other unitholders to the contrary, there can be no assurance that unitholders would receive more per unit than Starwood’s offer price upon a sale of the Michigan Avenue Hotel by the Partnership; and

•	While Starwood is offering to acquire the Partnership and the Michigan Avenue Hotel on an “as is” basis, other bidders for the hotel itself may require representations and warranties from the Partnership regarding the hotel’s condition and financial performance, as well as a partial purchase price holdback, all of which could reduce the purchase price and delay payment.

The Process Has Been Fair

In the letter, Starwood expressed its strong belief that the process relating to its offer has been fair for the following reasons:

•	The independence of the Partnership’s General Partner with respect to Starwood’s offer is demonstrated by the Partnership’s neutral position regarding Starwood’s initial offer (the same position the Partnership took with respect to the Kalmia and Windy City offers), the opinion of Houlihan Lokey that Starwood’s initial offer was not fair to unitholders and the General Partner’s refusal to meet with Starwood to discuss its offer;

•	The Partnership has retained Houlihan Lokey as its independent financial advisor to evaluate Starwood’s offer as well as competing offers and a leading international law firm as its legal counsel to provide independent legal advice regarding these matters;

•	Starwood and the Partnership instituted an information screen between the people at Starwood who are involved in the offer and the directors of the Partnership’s General Partner to prevent the unintended exchange of information between Starwood and the Partnership regarding the offer and competing offers;

•	Neither Starwood nor the General Partner has prevented any other party from making a competing offer for the Partnership and there are no legal or structural impediments to another offer. Anyone is free to make a competing offer at a higher price, yet no one has. While Kalmia and Windy City have criticized Starwood’s earlier offer, the only offers by these entities were at substantially lower prices;

•	Various unitholders have pointed to a lawsuit filed by two limited partners to suggest that Starwood’s offer is unfair and the process is flawed. While Starwood takes the lawsuit seriously and will vigorously contest it, Starwood believes that it reflects the views of a

December 22, 2003

couple of disgruntled unitholders and Starwood is confident it will resolve the lawsuit favorably.

Unitholders Should Not Be Confused by Misleading Opinions from Various Unitholders

Starwood further stated that it believes that Kalmia, Windy City and MacKenzie Patterson Fuller, Inc., three unitholders, have made various statements that Starwood believes are self-serving or misleading in an attempt to derail its offer. For example:

•	These unitholders have alleged that the General Partner has a conflict of interest that tarnishes the fairness of Starwood’s offer. However, these same unitholders fail to give any reasonable facts to support this position and ignore the evidence to the contrary, including the existence of the information screen, the Partnership’s neutral position regarding Starwood’s initial offer, Houlihan Lokey’s opinion that the initial offer was unfair and the General Partner’s refusal to meet with Starwood to discuss the offer;

•	Some of these unitholders have stated that the initial offer price was too low but they fail to point out that they recently made offers for units at substantially lower prices than Starwood’s initial offer ($625) and its new enhanced offer ($700); and

•	Some of these unitholders have stated that unitholders would receive more upon a liquidation of the hotel than Starwood’s offer price. Again, however, these unitholders provide little or no support for this position and ignore the fact that no other superior bids for the Partnership or the Michigan Avenue Hotel have been made.

Unitholders who have any questions about Starwood’s offer, need help or would like additional copies of the Offer to Purchase and Solicitation Statement, Agreement of Assignment and Transfer, Consent Form or other documents disseminated with respect to the Offer to Purchase and Solicitation Statement should contact Starwood’s information agent, D.F. King & Co., Inc., Toll-Free at (888) 605-1957.

STARWOOD STRONGLY ADVISES ALL PARTNERSHIP UNITHOLDERS TO READ THE DEFINITIVE OFFER TO PURCHASE AND SOLICITATION STATEMENT, AGREEMENT OF ASSIGNMENT AND TRANSFER AND CONSENT FORM THAT STARWOOD MAILED TO ALL UNITHOLDERS AND FILED WITH THE SEC ON NOVEMBER 4, 2003, AS WELL AS ALL AMENDMENTS TO ITS SCHEDULE TO AND SCHEDULE 14A THAT HAVE BEEN FILED WITH THE SEC.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE ANY UNITS, THE SOLICITATION OF AN OFFER TO SELL ANY UNITS, THE SOLICITATION OF THE CONSENT OF ANY LIMITED PARTNER OR A RECOMMENDATION TO ANY UNITHOLDER TO TAKE ANY ACTION WITH RESPECT TO

December 22, 2003

ANY OFFER. THE SOLICITATION AND OFFER TO BUY UNITS OF THE PARTNERSHIP AND THE SOLICITATION OF UNITHOLDER CONSENTS ARE BEING MADE PURSUANT TO THE OFFER TO PURCHASE AND SOLICITATION STATEMENT AND RELATED MATERIALS THAT STARWOOD SENT TO UNITHOLDERS AND FILED WITH THE SEC ON NOVEMBER 4, 2003. STARWOOD STRONGLY ADVISES ALL UNITHOLDERS TO READ THE DEFINITIVE OFFER TO PURCHASE AND SOLICITATION STATEMENT CAREFULLY, BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION, INCLUDING RISK FACTORS AND THE TERMS AND CONDITIONS OF THE OFFER AND THE CONSENT SOLICITATION. UNITHOLDERS MAY OBTAIN THE OFFER TO PURCHASE AND SOLICITATION STATEMENT AND RELATED MATERIALS FOR FREE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM THE INFORMATION AGENT, D.F. KING & CO., AT (888) 605-1957 (TOLL-FREE). INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE OFFER TO PURCHASE AND SOLICITATION STATEMENT.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 740 properties in more than 80 countries and 105,000 employees at its owned and managed properties. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchiser of hotels and resorts, including: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W® brands, as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwood.com.

(Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance or actions and involve risks and uncertainties and other factors that may cause actual results or actions to differ materially from those anticipated at the time the forward-looking statements are made. Starwood undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.)

CONTACT:	Starwood Hotels & Resorts Allison Reid, 914-640-8514

SOURCE:	Starwood Hotels & Resorts Worldwide, Inc.

December 22, 2003

Re:	Starwood increases offer for units of Westin Hotels Limited Partnership to $700 per unit and extends offer until January 23, 2004

Dear Limited Partner:

Starwood Hotels & Resorts Worldwide, Inc. is pleased to inform you that:

•	Today we have increased our offer price to purchase all of the limited partnership units of Westin Hotels Limited Partnership to $700 per unit, less the amount of any cash distributions made or declared with respect to the units on or after December 22, 2003. This is an increase of $75 per unit from our earlier offer. As before, if we purchase your units in the offer, we will pay the $50 transfer fee typically charged to you by the Partnership for transferring the units. This may be your last opportunity to receive such a substantial premium for your units. We believe that our amended offer — the only offer for your units — is a compelling economic opportunity for all unitholders.

•	With this increased offer, we have also extended the period of time during which the offer and related consent solicitation will remain open until 5:00 p.m., Eastern time, on Friday, January 23, 2004, unless further extended.

We urge you to carefully consider the terms of our enhanced offer and to keep in mind the following:

•	Our offer represents at least a $150 premium over other recent offers for the units and a substantial premium over the prices at which units have changed hands in other recently reported transactions. Our offer would provide all unitholders with short-term liquidity at this substantial premium.

•	If you do not tender your units in our offer and consent to the related proposals, you may not have another opportunity to receive such a substantial premium for your units. Our offer is conditioned on more than 50% of the unitholders tendering their units and delivering their consents to us. Accordingly, if this 50% threshold is not exceeded, you will not be able to sell your units to us in this offer. If another party makes a higher offer for your units after you have tendered them to us, you can withdraw them before our offer is consummated and accept the higher offer.

For the reasons discussed in this letter, we believe our offer represents a compelling opportunity for unitholders. You should seriously consider tendering your units and delivering your consents to us after consulting with your financial and tax advisors and considering the information set forth in our Offer to Purchase, which was mailed to you on November 4, 2003.

December 22, 2003

Starwood’s Offer Is an Attractive Option for Unitholders

We believe you and other unitholders should find our offer very attractive:

•	Our offer provides you with a prompt way to receive cash for all of your units;

•	The market for the units is limited. Because the units are thinly traded, if you do not tender your units in our offer you may not otherwise be able to sell them at an attractive price;

•	Our offer price of $700 per unit represents a 27.3% premium over the two recent offers by Kalmia Investors LLC and a 33.3% premium over the offer by Windy City Investments LLC in July 2003. In addition, our offer price represents a 71.6% premium over the weighted average price in transactions reported to the Partnership over the twelve months ended March 31, 2003, which we believe may be a more accurate reflection of the trading range for units absent competing offers;

•	Houlihan Lokey Howard & Zukin Financial Advisors, Inc., the Partnership’s financial advisor, found that the Windy City offer of $525 per unit, which did not include a change of control premium for the Partnership, was fair to unitholders. Our offer represents premiums of 54.2%, 39.0% and 26.6% over the low, middle and high points, respectively, of the range of unit values that Houlihan Lokey determined in analyzing the Windy City offer. We believe that the premiums of our initial and enhanced offers over those values as well as over the Windy City and other recent offers are substantial enough to include a control premium; and

•	We believe that it is unlikely that a superior offer for your units will emerge in the near future:

—	As the Partnership noted in a recent SEC filing, the fact that the Partnership is essentially up for sale is well known in the real estate investment community. Sophisticated investors know they can submit a bid for either the units or the Michigan Avenue Hotel itself, yet no offer superior to Starwood’s offers has been made;

—	Although the Partnership’s financial results have generally improved during the past year, those results have been uneven. The Partnership’s financial results for November 2003 showed a significant decline from November 2002 and the Partnership itself has stated in a recent SEC filing that the recovery in the hotel real estate market may not be sustained;

—	Despite statements by Windy City and other unitholders to the contrary, there can be no assurance that you would receive more per unit than our offer price upon a sale of the Michigan Avenue Hotel by the Partnership; and

—	While we are offering to acquire the Partnership and the Michigan Avenue Hotel on an “as is” basis, other bidders for the hotel itself may require representations and warranties from the Partnership regarding the hotel’s condition and financial performance, as well as a partial purchase price holdback, all of which could reduce the purchase price and delay payment.

December 22, 2003

The Process Has Been Fair

We strongly believe that the process relating to our offer has been fair:

•	The independence of the Partnership’s General Partner with respect to our offer is demonstrated by the Partnership’s neutral position regarding our initial offer (the same position the Partnership took with respect to the Kalmia and Windy City offers), the opinion of Houlihan Lokey that our initial offer was not fair to unitholders and the General Partner’s refusal to meet with us to discuss our offer;

•	The Partnership has retained Houlihan Lokey as its independent financial advisor to evaluate our offer as well as competing offers and a leading international law firm as its legal counsel to provide independent legal advice regarding these matters;

•	We instituted an information screen between the people at Starwood who are involved in our offer and the directors of the Partnership’s General Partner to prevent the unintended exchange of information between Starwood and the Partnership regarding our offer and competing offers;

•	Neither Starwood nor the General Partner has prevented any other party from making a competing offer for the Partnership and there are no legal or structural impediments to another offer. Anyone is free to make a competing offer at a higher price, yet no one has. While Kalmia and Windy City have criticized our earlier offer, the only offers by these entities were at substantially lower prices; and

•	Various unitholders have pointed to a lawsuit filed by two limited partners to suggest that our offer is unfair and the process is flawed. While we take the lawsuit seriously and will vigorously contest it, we believe that it reflects the views of a couple of disgruntled unitholders and we are confident we will resolve it favorably.

Don’t Be Confused by Misleading Opinions from Various Unitholders

Kalmia, Windy City and MacKenzie Patterson Fuller, Inc. are three unitholders that have made various statements that we believe are self-serving or misleading in an attempt to derail our offer. For example:

•	These unitholders have alleged that the General Partner has a conflict of interest that tarnishes the fairness of our offer. However, these same unitholders fail to give any reasonable facts to support this position and ignore the evidence to the contrary, including the existence of the information screen, the Partnership’s neutral position regarding our initial offer, Houlihan Lokey’s opinion that our initial offer was unfair and the General Partner’s refusal to meet with us to discuss our offer;

•	Some of these unitholders have stated that our initial offer price was too low but they fail to point out that they recently made offers for units at substantially lower prices than our initial offer ($625) and our new enhanced offer ($700); and

•	Some of these unitholders have stated that unitholders would receive more upon a liquidation of the hotel than our offer price. Again, however, these unitholders provide little or no support for this position and ignore the fact that no other superior bids for the Partnership or the Michigan Avenue Hotel have been made.

December 22, 2003

How to Accept Our Offer

      In order to accept our offer, please complete the BLUE Agreement of Assignment and Transfer that we mailed to you in November or the copy that is included with this letter. If our offer is successful, you will receive our new offer price of $700 per unit and may retain any distributions made in respect of the units before December 22, 2003, regardless of when you tendered your units to us or which version of the Agreement you may have used. Remember to indicate the number of units you wish to sell in the signature area of the agreement and have it medallion signature guaranteed (your broker can do this or a bank where you have an account).

      The completed agreement should be returned to American Stock Transfer & Trust Company, the Depositary, in the enclosed pre-paid envelope or by facsimile to the following address:

American Stock Transfer & Trust Company

59 Maiden Lane
New York, NY 10038
Telephone: (877) 248-6417
Facsimile: (718) 234-5001

How to Consent to Our Proposals

      To consent to our proposals, please complete, sign, date and return the GREEN Consent Form that we mailed to you in November or the copy that is included with this letter. You may return it to the Depositary in the same pre-paid envelope as you use to return the Agreement of Assignment and Transfer or deliver the Consent Form to the Depositary by facsimile.

      Your vote is important no matter how many units you hold. If you fail to return a Consent Form, it will have the same effect as a vote against the proposals and could limit our ability to carry out the offer.

      If you have any questions, need additional copies of the Offer to Purchase and Solicitation Statement, Agreement of Assignment and Transfer, Consent Form or other document, or need assistance completing the forms required to tender your units and consent to the proposals, please call our information agent, D. F. King & Co., Inc., toll-free at 1-888-605-1957. D.F. King may call you to provide assistance and answer any questions you may have in connection with the offer.

Very truly yours,

Barry S. Sternlicht
Chairman and Chief Executive Officer of
Starwood Hotels & Resorts Worldwide, Inc.